UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 30, 2016
XL GROUP
Public Limited Company
(Exact name of registrant as specified in its charter)

Ireland	1-10804	98-0665416
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

XL House, 8 St. Stephen's Green, Dublin, Ireland	2
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: +353 (1) 400-5500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

The following information is being furnished under Item 7.01, "Regulation FD Disclosure." This information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that Section, or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On March 30, 2016, XL Group plc (“XL”) announced that it estimates that the integration costs for the first quarter of 2016 associated with its May 1, 2015 acquisition of Catlin Group Limited will be approximately $55 million.

This Form 8-K contains forward-looking statements about our expected integration costs. Statements that are not historical facts, including statements about XL's expectations or estimates, are forward-looking statements. These statements are based on current estimates and expectations, which involve risk and uncertainty. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. Factors that could cause actual results to differ from those estimated include changes in the amount of integration costs for the first quarter of 2016 due to the preliminary nature of our estimates at this time.  XL undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XL Group plc

(Registrant)

Date: March 30, 2016	By:	/s/ Kirstin Gould
Kirstin Gould General Counsel and Secretary